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                                                                    Exhibit 99.6

[LOGO] BUILDING
       O N E
       SERVICES CORPORATION                                     PRESS RELEASE
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For immediate release - April 30, 1999                       Release No. 99-011

BUILDING ONE SERVICES CORPORATION
(NASDAQ - "BOSS")                    Company
                                     Contact:   Timothy Clayton
                                                Building One Services
                                                Corporation
                                                202-261-6000
                                                tclayton@buyr.com

                                     Media
                                     Contact:   Bill Snethen
                                                RMR & Associates
                                                301-217-0009 ext. 34
                                                bsnethen@rmr,com


                  BUILDING ONE SERVICES CORPORATION ANNOUNCES
                       PRELIMINARY RESULTS OF TENDER OFFER

Washington, DC (April 30, 1999) Building One Services Corporation (NASADAQ:BOSS) announced today the results of its tender offer that expired at 11:59 p.m., New York City time, on April 29, 1999, Pursuant to the tender offer, the Company will purchase 25.5 million of its own shares (including shares issuable upon the exercise of options) at a purchase price of $22.50 per share. Stockholders have tendered for purchase in the tender offer 45,098,110 shares of the Company's outstanding common stock and 1,481,701 shares underlying employee stock options. Included in tendered shares are 3,717,600 shared tendered pursuant to notice of guarantee delivery.

As a result of an oversubscription in the tender offer, the number of shares purchased from each tendering stockholder (other than persons holding fewer than 100 shares or persons tendering their shares on a conditional basis) is approximately 54.74% of the amount tendered. Such percentage is not final. The Company will determine final percentage and make payment for the shares within seven business days. All shares not purchased due to proration will be promptly returned to tendering stockholders. As a result of the Company's acceptance for purchase of 25.5 million shares, all withdrawal rights are terminated.

Building One Services Corporation is a leader in the facilities services industry and has a corporate goal of becoming a national single-source provider of facilities services. Facility services companies provide many products and services needed for the routine operation and maintenance of a building. Building One currently has annualized revenues of approximately $1.5 billion and has operations in the electrical mechanical and janitorial segments of the facilities services industry.
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BUILDING ONE SERVICES CORPORATION
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Press Release 99-011
Page 2

This press release and our other public documents contain forward-looking statements. Such statements relate to, among others things, the anticipated closing of the tender offer and the financing related to the tender offer. Any or all of our forward-looking statments in this press release or in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, without limitation, the following: the volatility of the financial markets; the risks associated with significant indebtedness that we may incur in our tender offer, the dependence on key personnel of the Company and hourly wage and technical employees; risks related to the Company's consolidation strategy, its ability to complete acquisitions and the continuing consolidation in the industry; the ability to integrate acquisitions; risks related to acquisition financing, including potential dilution; possible significant amortization charges; exposure to downturns in commercial and industrial construction; substantial competition, and other factors affecting the Company's prospects described in the Company's annual report on Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission and in its other public filings.

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